Exhibit 99.1

HALOZYME REPORTS SIGNIFICANT RECENT ACHIEVEMENTS AND SECOND QUARTER 2020 RESULTS

- Reports First Quarter of Expected Sustainable Profitability and Maintains 2020 Guidance of $230 to $245 Million in Revenues and $0.60 to $0.75 Earnings Per Share -

- Two U.S. FDA Approvals and One EMA Approval Received by Partners for Products Utilizing Halozyme’s ENHANZE® Technology During Second Quarter -

- Recent FDA Approval of Roche’s PhesgoTM Allows for Home Administration by a Qualified Healthcare Professional -

SAN DIEGO, August 10, 2020 - Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the second quarter ended June 30, 2020 and provided an update on its recent corporate activities and outlook.

“The second quarter marked the achievement of multiple key milestones for Halozyme including two FDA approvals and one EMA approval for partnered drugs bringing the total number of FDA approved products utilizing our ENHANZE® drug delivery technology to five,” said Dr. Helen Torley, president and chief executive officer. “In addition, we are delighted to report that in the second quarter we delivered our first profitable quarter of expected sustainable profitability with earnings per share of $0.19. We see this as an important first step in our transformation to a high growth, high margin business delivering sustainable revenue growth and profitability over the long term. The events of the quarter were highlighted by our partner Janssen receiving approvals in both the U.S. and the EU for the subcutaneous form of DARZALEX® utilizing ENHANZE®, which is branded as DARZALEX FASPROTM in the U.S. We earned $25 million in total milestone payments from Janssen during the quarter, upon the first commercial sales in both markets. In late June, our partner Roche received FDA approval for Phesgo™, a fixed-dose combination of two monoclonal antibodies, Perjeta® and Herceptin®, utilizing our ENHANZE® technology for the treatment of patients with HER2-positive breast cancer. In addition to providing important new treatment options for patients, each of these newly-approved drugs represents the subcutaneous form of a growing, blockbuster franchise, and we expect their adoption to be an important driver of our growth and profitability in the coming years."

"I want to again express my gratitude to the Halozyme team, our partners and suppliers for their tireless work as we all navigate challenges posed by the COVID-19 pandemic," continued Dr. Torley. “Based on the latest information from our partners, I am pleased to report that we are maintaining our financial outlook for the full year 2020. It is possible that our partners’ timelines may change as a result of future changes related to COVID-19. We will continue to monitor this closely and provide updates as appropriate.”

Second Quarter 2020 and Recent Highlights Include:

•
On June 29, the Company announced that Roche received FDA approval for Phesgo™ (pertuzumab, trastuzumab, and hyaluronidase-zzxf), a fixed-dose combination of Perjeta® and Herceptin® for subcutaneous injection utilizing ENHANZE® technology for the treatment of patients with HER2-positive breast cancer. Phesgo™ can be administered in approximately eight minutes for the initial loading dose and approximately five minutes for each subsequent maintenance dose. This is compared to approximately 150 minutes for a sequential infusion of a loading dose of Perjeta® and Herceptin® using the standard intravenous (IV) formulations, and between 60-150 minutes for subsequent maintenance infusions of the two medicines. Phesgo™ can be administered by a healthcare professional in a treatment center or at a patient's home.

•
On June 13, the Company announced that findings from Janssen’s phase 3 ANDROMEDA (AMY3001) study evaluating subcutaneous daratumumab utilizing ENHANZE® in light-chain Amyloidosis were presented at the European Hematology Association 25th Annual Congress. Janssen reported that the study met the primary endpoint of percentage of patients with hematologic complete response.

•
On June 4, the Company announced that Janssen received European marketing authorization for the subcutaneous formulation of DARZALEX® (daratumumab) utilizing ENHANZE® for the treatment of adult patients with multiple myeloma in all currently approved DARZALEX® intravenous (IV) formulation indications in frontline and relapsed / refractory settings. Subsequent launch of the product and first commercial sale in Europe resulted in a $10 million milestone payment in the quarter.

•	In June 2020, Bristol Myers Squibb initiated a Phase 1/2 study of ipilimumab in combination with nivolumab in multiple tumor types utilizing ENHANZE® technology.

•
On May 1, the Company announced that Janssen received U.S. FDA approval of DARZALEX FASPROTM (daratumumab hyaluronidase human- fihj) in four regimens across five indications in multiple myeloma patients, including newly diagnosed, transplant-ineligible patients as well as relapsed or refractory patients. As a fixed-dose formulation, DARZALEX FASPROTM can be administered subcutaneously over three to five minutes, significantly less time than IV DARZALEX, which requires multi-hour infusions. Subsequent launch of the product and first commercial sale resulted in a $15 million milestone in the quarter.

Second Quarter 2020 Financial Highlights

•
Revenue for the second quarter was $55.2 million compared to $39.1 million for the second quarter of 2019. The year-over-year increase was primarily driven by $32.3 million in collaboration payments from Janssen and Bristol Myers Squibb in the current period. Revenue for the quarter included $15.8 million in royalties, which compared to $18.1 million in the prior year period.

•
Research and development expenses for the second quarter were $9.0 million, compared to $33.9 million for the second quarter of 2019. The decrease in expenses was due to a decrease in clinical trial activities-related costs as a result of the Company halting its oncology drug development efforts in November 2019.

•
Selling, general and administrative expenses for the second quarter were $11.0 million, compared to $17.3 million for the second quarter of 2019. The decrease was due to lower compensation and commercial-related expenses related to the corporate restructuring announced in November 2019.

•
The Company reported the first quarter of what it expects will be sustainable profitability. Net income for the second quarter was $25.8 million, or $0.19 per share, compared to a net loss in the second quarter of 2019 of $14.6 million, or $0.10 per share.

•	Cash, cash equivalents and marketable securities were $385.4 million at June 30, 2020, compared to $421.3 million at December 31, 2019.

Financial Outlook for 2020

The Company continues to monitor the impact of the COVID-19 pandemic on its business and receives updates from its partners and suppliers on how their businesses are affected. Based on this information and Halozyme's planned expenditures for the year, the Company's 2020 financial guidance remains unchanged. For 2020 Halozyme continues to expect:

•	Revenues of $230 million to $245 million, representing growth of 17% to 25%;

•	Earnings per share on a GAAP basis of $0.60 to $0.75.

The Company remains committed to capital return and plans to repurchase an additional number of shares, up to an additional $96 million worth, during the remainder of 2020. The amount and timing of shares repurchased during 2020 will be subject to a variety of factors including market conditions, other business considerations and applicable legal requirements.

Webcast and Conference Call

Halozyme will webcast its Quarterly Update Conference Call for the second quarter of 2020 today, Monday, August 10, 2020 at 4:30 p.m. ET/1:30 p.m. PT. Dr. Torley will lead the call, which will be webcast live through the "Investors" section of Halozyme's corporate website and a replay will be available following the close of the call. To register for this conference call, please use this link:http://www.directeventreg.com/registration/event/6277618. To access the webcast and additional documents related to the call, please visit halozyme.com approximately fifteen minutes prior to the call to register, download and install any necessary audio software. A telephone replay will be available for two weeks after the call by dialing (800) 585-8367 (domestic callers) or (416) 621-4642 (international callers) using replay ID number 6277618.

About Halozyme

Halozyme is a biopharmaceutical company bringing disruptive solutions to significantly improve patient experiences and outcomes for emerging and established therapies. Halozyme advises and supports its biopharmaceutical partners in key aspects of new drug development with the goal of improving patients' lives while helping its partners achieve global commercial success. As the innovators of the ENHANZE® technology, which can reduce hours-long treatments to a matter of minutes, Halozyme’s commercially-validated solution has positively impacted more than 400,000 patient lives via five commercialized products across more than 100 global markets. Halozyme and its world-class partners are currently advancing multiple therapeutic programs intended to deliver innovative therapies, with the potential to improve the lives of patients around the globe. Halozyme’s proprietary enzyme rHuPH20 forms the basis of the ENHANZE® technology and is used to facilitate the delivery of injected drugs and fluids, potentially reducing the treatment burden of other drugs to patients. Halozyme has licensed its ENHANZE® technology to leading pharmaceutical and biotechnology companies including Roche, Baxalta, Pfizer, Janssen, AbbVie, Lilly, Bristol-Myers Squibb, Alexion and argenx. Halozyme derives revenues from these collaborations in the form of milestones and royalties as the Company’s partners make progress developing and commercializing their products being developed with ENHANZE®. Halozyme is headquartered in San Diego. For more information visit www.halozyme.com.

Safe Harbor Statement

In addition to historical information, the statements set forth in this press release include forward-looking statements including, without limitation, statements concerning the Company’s expected future financial performance (including the Company's financial outlook for 2020) and expectations for future growth, profitability, revenue, margins, expenses and earnings-per-share and the Company’s plans to continue its share repurchase program. Forward-looking statements regarding the Company’s ENHANZE® drug delivery technology may include the possible activity, benefits and attributes of ENHANZE®, the possible method of action of ENHANZE®, its potential application to aid in the dispersion and absorption of other injected therapeutic drugs and facilitating more rapid delivery of injectable medications through subcutaneous delivery. Forward-looking statements regarding the Company's ENHANZE® business may include potential growth driven by our partners' development and commercialization efforts, the size and growth prospects of our partners' drug franchises, potential new ENHANZE® collaborations and collaborative targets and regulatory review and potential approvals of new ENHANZE® products. These forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning and involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results could differ materially from the expectations contained in these forward-looking statements as a result of several factors, including unexpected levels of revenues, expenditures and costs, inability to sustain profitability, unexpected delays in the execution of the Company's share repurchase program, unexpected results or delays in the growth of the Company’s ENHANZE® business, or in the development, regulatory review or commercialization of ENHANZE® products, including any potential delays caused by the current COVID-19 global pandemic, regulatory approval requirements, unexpected adverse events or patient outcomes and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's most recently filed Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Contact:
Al Kildani
Vice President, Investor Relations and Corporate Communications
858-704-8122
ir@halozyme.com

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended
	2020	2019	2020	2019
Revenues:
Royalties	$15,846	$18,107	$32,668	$36,060
Product sales, net	6,337	5,760	14,484	14,150
Revenues under collaborative agreements	33,038	15,281	33,423	45,887
Total revenues	55,221	39,148	80,575	96,097
Operating expenses:
Cost of product sales	5,740	1,877	11,527	6,526
Research and development	8,951	33,910	19,109	65,238
Selling, general and administrative	10,975	17,338	23,607	35,344
Total operating expenses	25,666	53,125	54,243	107,108
Operating income (loss)	29,555	(13,977)	26,332	(11,011)
Other income (expense):
Investment and other income, net	1,324	1,983	3,803	4,040
Interest expense	(5,004)	(2,613)	(10,352)	(5,818)
Net income (loss) before income taxes	25,875	(14,607)	19,783	(12,789)
Income tax expense	58	17	69	39
Net income (loss)	$25,817	$(14,624)	$19,714	$(12,828)

Net income (loss) per share:
Basic	$0.19	$(0.10)	$0.14	$(0.09)
Diluted	$0.19	$(0.10)	$0.14	$(0.09)

Shares used in computing net income (loss) per share:
Basic	135,935	145,411	136,572	145,051
Diluted	138,084	145,411	138,837	145,051

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$133,606	$120,179
Marketable securities, available-for-sale	251,840	301,083
Accounts receivable, net	37,401	59,442
Inventories	48,271	29,359
Prepaid expenses and other assets	29,240	33,373
Total current assets	500,358	543,436
Property and equipment, net	11,169	10,855
Prepaid expenses and other assets	14,970	11,083
Restricted cash	500	500
Total assets	$526,997	$565,874

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,067	$6,434
Accrued expenses	21,258	55,649
Deferred revenue, current portion	748	4,012
Current portion of long-term debt, net	—	19,542
Total current liabilities	26,073	85,637

Deferred revenue, net of current portion	641	1,247
Long-term debt, net	390,079	383,045
Other long-term liabilities	4,627	4,180

Stockholders’ equity:
Common stock	137	137
Additional paid-in capital	688,318	695,066
Accumulated other comprehensive income (loss)	1,086	240
Accumulated deficit	(583,964)	(603,678)
Total stockholders’ equity	105,577	91,765
Total liabilities and stockholders’ equity	$526,997	$565,874